UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 24, 2010

SALIX PHARMACEUTICALS, LTD.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-23265	94-3267443
(Commission File Number)	(IRS Employer ID Number)

1700 Perimeter Park Drive, Morrisville, North Carolina 27560

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 862-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, we filed a lawsuit against Novel Laboratories, Inc. because Novel is seeking FDA approval to market a generic version of our OsmoPrep product. On September 30, 2010, the parties agreed to a confidential settlement of the OsmoPrep lawsuit.

CDC III, LLC, owns U.S. Patent No. 5,616,346, or the ‘346 patent. The ‘346 patent is listed with the United States Food and Drug Administration as protecting our OsmoPrep product. CDC licensed OsmoPrep and the ‘346 patent to us for commercialization in the United States. In addition, we own U.S. Patent No. 7,687,075, or the ‘075 patent, protecting OsmoPrep. Novel Laboratories, Inc., filed an ANDA with the FDA seeking approval to market a generic version of OsmoPrep in the United States prior to the May 2013 expiration of the ‘346 patent and the 2024 expiration of the ‘075 patent. On September 8, 2008, we filed a lawsuit in the United States District Court for the District of New Jersey against Novel for the infringement of the ‘346 patent. The lawsuit also joined CDC as a party.

With the entry by the court of a Consent Judgment, the settlement will resolve all of the parties’ outstanding claims and defenses in the lawsuit. The Consent Judgment provides that Novel’s proposed generic product, absent a license as granted to Novel under the Sublicense Agreement described below, would infringe the ‘346 patent and further provides that Novel acknowledges and agrees not to contest the validity and enforceability of the ‘346 patent.

In connection with the settlement, we entered into: a Settlement Agreement with CDC, Novel, Actavis Inc. and the general partnership of Craig Aronchick, William H. Lipshutz and Scott H. Wright (the “General Partnership”) that was the initial licensor of the ‘346 patent to Salix; a Sublicense Agreement with CDC, the General Partnership and Novel; a Supply Agreement with Novel; and, a Second Amendment to Supply Agreement with CDC and the General Partnership. Under the terms of the Sublicense Agreement, we, CDC and the General Partnership have granted Novel a fully paid up, non-exclusive license under the OsmoPrep patents such that it is permitted to launch a generic OsmoPrep product on November 16, 2019.

Under the Supply Agreement, we have agreed to purchase from Novel all of our requirements of OsmoPrep beginning October 1, 2011 and prior to that date on a mutually agreed upon basis. In that regard, we have agreed to make two payments to Novel for the scale-up and the qualification of Novel’s manufacturing facility and the defraying of certain legal and other expenses relating to the Supply Agreement, the Settlement Agreement and the Sublicense Agreement, and also to purchase and make available to Novel certain required equipment and to pay expenses related to the installation and upfit of such equipment.

Under the Second Amendment to License Agreement, CDC and the General Partnership have consented to the Settlement Agreement and the Sublicense Agreement.

The Settlement Agreement does not have a fixed expiration, but Novel and Actavis may terminate its operative provisions if OsmoPrep is withdrawn from the U.S. market, if the Supply Agreement is terminated because of our bankruptcy or breach, or if Novel has not by a specified date been qualified to supply product to Salix under the Supply Agreement. The Sublicense Agreement expires upon the termination of the Settlement Agreement by Novel pursuant to its terms, or upon the expiration or final court determination of unenforceability of our patents, subject to earlier termination by us upon Novel’s bankruptcy or by an uncured breach by Novel of a material obligation. The Supply Agreement expires upon the earlier of the expiration of our patents and marketing exclusivity in the United States and the date upon which Novel is permitted under the Sublicense Agreement to launch a generic OsmoPrep product in the United States. We may terminate the Supply Agreement if regulatory authorities require the withdrawal of OsmoPrep from the U.S. market, if Novel and Actavis terminate the Settlement Agreement, if Novel fails to cure a material breach by it or if Novel goes bankrupt. Novel may terminate the Supply Agreement if we go bankrupt or fail to cure a material breach. Either we or Novel may terminate the Supply Agreement if operation or performance of the agreement is prohibited or prevented by government or official authority or if the other becomes subject to an uncured force majeure situation.

We will file copies of these agreements as exhibits to our quarterly report on Form 10-Q for the quarter ending September 30, 2010.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective September 24, 2010, the Board of Directors of Salix Pharmaceuticals, Ltd. adopted an amendment to the Amended and Restated Bylaws of the Company (the “Bylaws”) in order to align the Bylaws with recent rule changes promulgated by the Securities and Exchange Commission. Section 2.14(a) of Salix’s Bylaws now requires that all stockholder proposals brought before the Company’s annual meeting be delivered to the Company’s corporate secretary not less than 120 or more than 150 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting of stockholders. The foregoing description of the amendment to Salix’s Bylaws is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, a copy of which is attached as Exhibit 3.4 hereto and incorporated herein by reference.

Item 8.01.	Other Events.

On September 29, 2010, Salix Pharmaceuticals, Ltd. issued a press release announcing that it will present at the Jefferies 2010 Global SpecPharma and European Healthcare Conference in London, UK on Wednesday, October 6, 2010 at 10:00 a.m. ET. A copy of this press release is attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.4	Amended and Restated Bylaws as amended September 24, 2010.

99.1	Press release dated September 29, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SALIX PHARMACEUTICALS, LTD.

Date: September 30, 2010
/s/ Adam C. Derbyshire
Adam C. Derbyshire
Executive Vice President and Chief Financial Officer